Exhibit 4.3

RECORD OF AGREEMENT

On 11 July 2023, a meeting is held by video conference in order to conduct the joint examination, pursuant to Article 24 of Legislative Decree No. 148/2015, aimed at entering into, under the auspices of the government, an ‘early retirement agreement’ under Article 41 of that same legislative decree, as replaced by Article 26-quater of Law Decree No. 34/2019, converted, with amendments, into Law No. 58/2019, as subsequently amended by Article 39 of Law Decree No. 73 of 25 May 2021 and by Article 1(215) of Law No. 234/2021, taking into account the provisions of National Social Security Institution (INPS) Circular No. 88/2022 and Article 25(1-bis) of Law Decree No. 48/2023, converted, with amendments, into Law No. 85/2023.

The following attend the meeting:

•
for the Ministry of Labor and Social Policy: Francesca Girimonte, an official of Division IV of the General Directorate of Labor and Industrial Relations;
•
for Natuzzi S.p.A.: Mario de Gennaro, Maria Patrizia Ragazzo, Flavio Barile, Leonardo Lamanna and Enrico Claudio Schiavone;
•
for the Confederation of Italian Industry (Confindustria): Giuseppe Bisceglie and Giorgio Meschiari;
•
for the FENEAL UIL trade union: Mauro Franzolini, Massimo Fiorucci, Mino Paolicelli, Saverio Loiudice and Luigi Fiore;
•
for the FILCA CISL trade union: Claudio Sottile, Antonio Delle Noci , Margherita Dell'Otto, Luigi Sideri and Francesca Centrone;
•
for the FILLEA CGIL trade union: Tatiana Fazi, Angelo Vaccaro, Ignazio Marcello Savino and Francesco Bardinella;
•
for the FILCAMS CGIL trade union: Barbara Neglia and Antonio Miccoli;
•
for the FISASCAT CISL trade union: Daniele Meniconi and Maria Ruta;
•
for the USB LAVORO PRIVATO trade union: Pierpaolo Corallo;
•
for the CONFEDERAZIONE COBAS LAVORO PRIVATO trade union: Felice Dileo and Rosa Dileo.

The unitary trade union representative bodies (RSU) / single trade union representative bodies (RSA) of the affected sites are also in attendance.

WHEREAS

A.
Natuzzi S.p.A. has submitted to the Ministry of Labor and Social Policy a request for a joint examination, pursuant to Article 24 of Legislative Decree No. 148/2015, aimed at entering to an ‘early retirement agreement’ with the sectoral trade union organizations under Article 41 of the said decree, as replaced by Article 26-quater of Law Decree No. 34/2019, converted, with amendments, into Law No. 58/2019, as subsequently amended by Article 39 of Law Decree No. 73 of 25 May 2021 and by Article 1(215) of Law No. 234/2021, taking into account the provisions of INPS Circular No. 88/2022.
B.
The Parties have been convened today to this meeting held by video conference.
C.
At the meeting, the Company states the following:

−
Natuzzi S.p.A. operates in the furniture industry and exports 90 percent of its sales to 123 countries. The registered office is located in Santeramo in Colle (BA) and the Company operates plants and has offices located in the provinces of Bari, Matera, Taranto and Milan.
−
Specifically, in Italy, the Company is classified by INPS as belonging to the industrial sector, and operates with the following production units, whose workforce as of 31 May 2023 – leaving aside 28 executives – is set out in the table hereunder for each of the said production units:

Production Unit	Address	FIRST-LINE MANAGERS	OFFICE WORKERS	INTERMEDIATE WORKERS	FACTORY WORKERS	Total
Santeramo in Colle (BA)	Via lazzitiello 47	88	272	13	90	463
Santeramo in Colle lBA)	SS 271 per Matera Km 50,200	1	9	13	251	274
Milan (MI)	Via Durini 24	2	4			6
Matera (MT)	Via Appia Antica S.C. Km 13,500	2	4	9	180	195
Matera (MT)	Zona lndustriale Località La Martella	1	14	4	75	94
Laterza (TA)	C.da Madonna delle Grazie	2	20	26	371	419
Altamura	Graviscella	1	11	28	406	446
Total		97	334	93	1,373	1,897
−
The employment relationship of blue-collar, white-collar and middle management workers in Natuzzi S.p.A. is governed by the national collective bargaining agreement for employees of companies in the wood sector (1,567 employees) and the national collective bargaining agreement for employees of companies in the tertiary, distribution and services sector (330 employees).
−
Natuzzi has long been engaged in industrial and commercial redesign initiatives aimed at increasing competitiveness and maintaining its position on the market and consequently safeguarding employment levels.
−
That path has entailed and is entailing important action in terms of industrial upgrading from a digital standpoint, aimed also at valuing eco-sustainability and shifting the Italian living room industry to “high-end” production, in order to meet the needs of the market that recognizes “Made in Italy” as having a greater added value in connection with a quality and design that is greater than the commercial average.
−
Functional to this objective is thus the specialization of production and the necessary training (reskilling and upskilling) of the workforce, as well as the hiring of new workers with distinctive skills missing within the Company and required for the ongoing process of reconversion.
−
For this reason, from the aforementioned perspective of relaunching the business in manufacturing and commercial terms and gradually solving structural overstaffing, on 2 March 2022 Natuzzi provided the government and all of the trade union organizations with its 2022 - 2026 Business Plan that is developed in accordance with the following guidelines:
1)
refocusing of the organization to enhance the global value of the brands with recognition, in the value chain for the consumer, of the "Puglian" dimension and craftsmanship of Natuzzi brands;
2)
strong investment in retail, both directly-owned stores and franchising, in order to support a growth in sales volumes and awareness, i.e. the conscious sharing by consumers of the Company’s values;
3)
rightsizing, i.e. organizational reorganization with the reskilling of internal human resources and the hiring of workers with the missing skills that cannot be acquired through retraining processes;
4)
boosting of e-commerce as part of a multi-channel approach;
5)
regaining of competitiveness through investments in production sites, including for Natuzzi Italia output, in accordance with the new logic of Factory 4.0;
6)
strengthening of corporate social responsibility initiatives with particular reference to issues of safety in the workplace, environmental protection and the welfare of workers, as always in a logic of general sustainability of the business.
−
The new Factory 4.0 model – mentioned in point 5) above – has multiple elements with the potential to improve various production factors:
o
it is strongly industrial in nature, through a refocusing of activities toward the Company's core business at a time of shrinking markets and demand for Italian products;
o
it is managerial, through defensive action and the preservation of economic resources that must be centered on conservation, consolidation and business continuity;
o
it is innovative, designed with Lean Manufacturing in mind, and assumes strategic importance in that it will achieve very competitive production processes that will enable the production in Italy of lines currently excluded by cost differentials, all to the advantage of additional production areas;
o
it implements advanced prevention and protection models in a logic of a Total Safety System, focusing not only on “mandatory” safety issues, but intervening with the support of greater automation in order to improve the ergonomic conditions of workers;
o
it is aimed at greater environmental protection through the constant search for the use of environmentally friendly materials with a view to a circular economy.
−
Within the framework of the dialogue and discussions that have been underway for some time, the Company has informed the government and social partners that it has set itself the objective of avoiding traumatic solutions in managing structural overstaffing through recourse to tools supporting restructuring programs (Agreements of 6, 7 and 11 April 2022).
−
In particular, in the said agreements the Parties have identified precisely the “early retirement agreement” as an elective tool to manage overstaffing, an instrument that fosters inter-generational turnover – through implementing actions aimed at creating new employment – and facilitates the voluntary exit of personnel closest to retirement.
D.
Therefore, in order to support the reorganization and transformation program, the Company and the trade union organizations intend to have recourse to an “early retirement agreement”, as a tool that will sustain the business process and foster inter-generational turnover through voluntary early retirement under Article 41(5-bis) of Legislative Decree No. 148/2015.

HAVING REGARD TO

Article 41 of Legislative Decree No. 148 of 14 September 2015, introduced by Article 26-quater of Law Decree No. 34 of April 30, 2019, in conjunction with Conversion Law No. 58 of 28 June 2019, as subsequently amended by Article 39 of Law Decree No. 73 of 25 May 2021 and Article 1(215) of Law No. 234/2021;

Ministry of Labor and Social Policy Circulars No. 16 of 6 September 2019 and No. 18 of 17 October 2019;

INPS Circular No. 88/2022;

Article 25(1-bis) of Law Decree No. 48/2023, converted, with amendments, into Law No. 85/2023.

THEREFORE THE PARTIES AGREE AS FOLLOWS

1)
The recitals form an integral part of this agreement and are herein incorporated in full by reference.
2)
Natuzzi and the trade union organizations confirm their intention to enter into an “early retirement agreement” under the aforementioned legislation.
3)
The Parties agree on the need to continue the digital and technological transformation program initiated in order to ensure the maintenance of the employment levels set out in the Business Plan and the consistency of the new skills needed within the business, through the following actions:
a.
implementation, for the personnel operating in the business but not eligible for the measure referred to in subparagraph c) below, of additional training courses dedicated to and aimed at retraining, reskilling and upskilling processes in line with the technological and digital innovation introduced in the Company and which thus make it possible to avoid skills obsolescence by instead favoring a virtuous process of migration to skill sets that facilitate a better and more rational use of resources;
b.
initiation of a recruitment program aimed at hiring in the market workers with skill sets consistent with the business reorganization plan and unattainable through retraining under the preceding subparagraph a);
c.
initiation of a redundancy plan for personnel meeting the requirements of paragraphs 5 and 5-bis of Article 41 of Legislative Decree No. 148/2015 as amended;
d.
initiation of a program to reduce working hours in the manner set forth in paragraph 7 of the aforementioned Article 41;
e.
commitment to maximum respect for the principles of gender equality in the implementation of the measures listed above and initiation of a program of positive action in terms of sustainability, inclusiveness and corporate welfare.

A. RETRAINING, RESKILLING AND UPSKILLING PROGRAM

Natuzzi intends to equip the workforce that will remain with the business with new skills, through a structured training plan pursuant to Article 41(8) of Legislative Decree 148/2015 as amended in order to sustain the new technological and digital scenario, within the framework of the dialogue and discussion that has been ongoing for some time, as always using the tools to support restructuring programs (see the agreements of 8 February 2022 and 23 January 2023 as well as of 12 and 13 December 2022 and also entailing support from the New Skills Fund).

Functional to that goal is specialization of production and necessary training (reskilling and upskilling) of the workforce to regain competitiveness and thus foster job retention. Retraining will be achieved in line with the requirements of the Business Plan and the Training and Retraining Project in cooperation with local institutions and social partners, so as to give effect to those implementation programs that serve to facilitate “conversion” and updating of the skills necessary and preparatory to the attainment of business strategies. Those measures aim to create the right skills through a continuing education logic that also covers that "generation gap" of non-digital natives.

Therefore, the Company intends to carry out an additional training program that will involve all personnel engaged, directly or indirectly, in this fundamental process of change toward the paradigm of digital and ecological transition, essential for a greater valuing of resources while ensuring reskilling that allows for the development of innovative skills in line with the drive towards technology and the digitalization of activities.

Added to this is the second step of "advanced training" for CRM (Customer Relationship Management), which, through the Microsoft Dynamics 365 platform, will amplify the flow and especially the "intelligent management" of information and data whose complexity requires not only a renewed professional approach, but the continuous updating of digital skills in staff and in the commercial area.

Moreover, in this highly digitalized context, the ever-increasing attention to data protection requires a conspicuous investment also in continuous training through the development, in several steps, of the themes of Cybersecurity and Big Data analysis, new SAP, Power Bl, etc. Finally, always committed to social responsibility and environmental sustainability, the Company intends to boost the dissemination and momentum of already existing certifications, extending training on related activities to all personnel, until total alignment of the required skill sets. In this regard, specific training on ESG Environment, Social, Governance must be completed to supplement the financial statements with specific information on sustainability issues, on energy efficiency and the circular economy, for a proper system of waste reduction and waste treatment in the business, and on innovation of goods produced with reduced environmental impact (FSC - sustainable use of wood as a raw material of our products).

Last but not least, the strategic commitment to increasingly valuing and improving professional skills dedicated to innovation and total product quality as a function of full customer satisfaction aimed at increasing market share, sustaining global competitiveness and preserving employment levels locally. The goal is to maintain a constant market orientation while maximizing the value of the sustainable production chain through waste reduction, a more rational use of resources, and the enhancement of quality by design.

Among the tools identified for upgrading the skills of the workforce, after the various previous training phases as detailed above, the Company is finalizing a detailed system of skills matrix by areas of activity (for example, sewing assistant, finished product assembly assistant, cutting assistant and drum assembly assistant), which aims to verify technical knowledge also in relation to technological and digital developments. This will allow the Company to set training objectives, including group training, through the assessment of direct supervisors together with the workers themselves. The skill map resulting from the evaluations will highlight the specific objectives on which to base the new training courses.

The set of training measures, their scheduling, and any particularly critical situations will be discussed with the unitary trade union representative bodies (RSU) and single trade union representative bodies (RSA) at plant level.

This concerns not only the manufacturing sphere (taken here as an example}, but the entire business organization according to a logic that allows training processes to be improved through a train-and-check approach and with the implementation of certified and certifiable mechanisms of learning that the workers concerned can also use externally and thus in the broader labor market. In this regard, specific certificates will be issued to the participants in the training programs who have demonstrated that they have acquired the new skills, and an individual training booklet will be created to attest to the entire retraining process undertaken.

To ensure the quality of the training and retraining process, the activities related to the delivery of the training courses associated with the early retirement agreement will be certified, managed and monitored with the support of Istituto Formazione Operatori Aziendali (IFOA), an entity that amongst other things will be charged with monitoring the implementation of the program through verification, including online, of the activities carried out and/or through surveys and interviews with the participants. Its role also covers identifying any room for improvement.

B. RECRUITMENT PROGRAM

In view of the possibilities of realigning the wealth of internal job-related skills referred to in Section A above and also considering the termination of the employment contracts of the workers who meet the requirements set out in Section C below, by 30 November 2024 the Company intends to hire 28 workers on a permanent basis or under an apprenticeship contract. The newly hired personnel will already have skills and knowledge consistent with the Business Plan and will ensure that the 1:3 ratio provided for in Article 41(5-bis) of the above-mentioned Legislative Decree is satisfied.

This is both to achieve a first step in the employability goal envisioned by the rationale of the early termination agreement and to access the market by tapping into skill sets that cannot be found or recreated within the Company’s own human capital.

In this first phase the recruitment program will target resources that will mainly strengthen the Corporate and Commercial departments, ensuring full support for the mechanisms of digitalization, assistance for customer relationship management, e-commerce and marketing. And also providing skills in cross-service activities that will ensure maximum support to markets, with the centrality of customers, external and internal, in mind.

To this end, the positions shown in the following table with their associated status and professional roles are an indication of those that the recruitment plan will address:

Position
Process and Organization Specialist
IT Network Specialist
Human Resources Retail Manager
Copywriter
Human Resources Business Partner
Process Improvement Specialist
Marketing & Communication Manager
e-commerce Professional
Quality. safety and environment Professional
Commodity Buyer
Human Resources Generalist
Human Resources Generalist
Transportation & Logistic Professional
Transportation & Logistic Specialist
Payroll Specialist
Credit & Financial Analyst
Process Improvement Specialist
Legal Specialist
Commodity Buyer
Supplier & Customer Accounting Manager
Senior Industrial Analyst
Commodity Buyer
Retail Merchandiser
Product Merchandiser
Health and Safety Professional
Sales Manager
Digital & Communication Specialist
Project Manager

As specified in more detail in Section C below, if during the course of the 2022-2026 Business Plan, it turns out to be possible – because of legislative changes – to achieve a greater number of redundancies, relying on the tools referred to in paragraphs 5 and 5-bis of Articles 41(5) and 41(5-bis) of Legislative Decree 148/2015 as amended, than those provided for in this agreement, Natuzzi will develop a broader recruitment program that, extending also to the manufacturing area, keeps faith with what was established in terms of employment levels by the agreements of 6, 7 and 11 April 2022.

C. REDUNDNACY PROGRAM PURSUANT TO ARTICLES 41(5) AND 41(5-BIS) OF LEGISLATIVE DECREE NO. 148/2015

Based on the data in the Company's possession, 84 members of its workforce could, in 2023, potentially obtain the monthly allowance envisaged by the combined provisions of paragraphs 5, 5-bis, 6 and 9 of Article 41 of Legislative Decree No 148/2015 subject to individually accepting the redundancy plan agreed with the trade union organizations, satisfying the associated prerequisites and complying with the relevant procedures.

Therefore, in accordance with the laws and regulations in force, the redundancy plan will cover workers, up to a maximum total number of 84 units, who have consensually terminated their employment by 30 November 2023 and who on the date of termination meet the prerequisites set out in point 3.1. of INPS Circular No. 48 of 24 March 2021. In order to be able to give effect to the exit plan by that date, the workers concerned will have to have expressed in writing their wish to be included in the redundancy program referred to in the combined provisions of the agreements of 6, 7 and 11 April 2022 and of 20 and 23 June 2022.

At the time of their exit, i.e. 30 November 2023, and in in order to obtain the allowance granted by Article 41, the workers concerned will have to meet the prerequisites of paragraphs 5 or 5-bis of the provision in question. In other words, respectively:

i.
be no more than sixty months away from accruing the right to an old-age pension (pensione di vecchiaia) and fulfil the minimum social security contribution requirement under Article 24 of Law No. 241/2011 as amended;
ii.
be no more than sixty months away from the first starting date of an early-retirement pension (pensione anticipata) under Article 24 of Law No. 241/2011 as amended.

Workers will not be able to choose which pension to opt for because they will be obliged to accept the first pension for which they meet the relevant requirements.

For workers who avail themselves of the early redundancy plan, subsequent pension reforms, if any, may not under any circumstances change the requirements for eligibility for pension benefits in effect at the time of signing up for the plan under Article 41 of Legislative Decree No. 148/2015.

Upon termination of employment and for the entire period until the earliest date that the workers concerned can draw a pension, the employer will pay them a monthly allowance, commensurate with the employee's accrued gross retirement benefit at the time of termination, as determined by the INPS. If the earliest date that a worker can draw a pension is that of an early-retirement pension, the employer will also pay the social security contributions required to accrue that right.

For the entire period in which a worker is theoretically entitled to received unemployment insurance benefit (NASPI), the monthly allowance payable by the employer shall be reduced by an amount equal to that of the said benefit under Article 1 of Legislative Decree No. 22/2015 and the amount of the social security contributions payable by the employer so as to enable the worker concerned to accrue the right to an early-retirement pension shall be reduced by an amount equal to that of the notional contribution under Article 12 of Legislative Decree No. 22/2015, without prejudice to the criteria for calculating the notional contribution in each case.

For the purpose of implementing this early retirement agreement, Natuzzi S.p.A. will submit an appropriate application to INPS, accompanied by the provision of a bank guarantee to ensure solvency in relation to its obligations. The Company undertakes to make monthly payments to INPS to fund the allowance and the notional social security contribution.

The Parties agree that the redundancies will concern solely and exclusively those personnel who on a voluntary basis so opt and who meet all of the prerequisites set forth in point 3.1 of INPS Circular No. 48 of 24 March 2021. Therefore, the allowance is not granted for the purposes of obtaining an old-age or early-retirement pension with the accumulation of insurance periods under Article 1, paragraphs 239 et seq., of Law No. 228 of 24 December 2012, an early-retirement pension (so-called ‘Quota 103’, ‘Quota 102’ or ‘women's option’) under respectively Articles 14 and 16 of Law Decree No. 4 of 28 January 2019 as amended or a so-called ‘precocious workers’ early-retirement pension under Article 1, paragraphs 199 et seq., of Law No. 232 of 11 December 2016 as amended.

To enable verification of fulfillment of the prerequisites, eligible personnel must express their interest to the Company no later than 30 August 2023 on the appropriate forms that will be prepared. The application will have to be accompanied by one of the following documents:

a.
delegation of authority to Natuzzi S.p.A. to allow it to check fulfilment of the statutory prerequisites;
b.
statement from INPS (obtained through a citizens advice bureau) of fulfilment of the statutory prerequisites.

This will allow the Company to access the INPS-run PRAT portal to apply for certification of entitlement in the 90 days prior to the scheduled date of termination of employment. Upon certification by INPS and in any case no later than 15 October 2023, the final lists of workers included in the redundancy plan will be compiled through signing the appropriate statement of non-opposition or acceptance of consensual termination.

Once their employment relationship is terminated, the employees concerned will receive the allowance directly from INPS, while the Company will proceed to pay the amounts it has to bear to INPS. In order to enable the male and female workers to fully understand how the mechanism works, the Parties agree to set up a help desk staffed by both company experts and the union or citizens advice bureau representatives indicated by the trade union organizations signatories to this agreement.

In addition, the Company has declared its willingness to pay employees who participate in the redundancy plan a gross sum as a redundancy incentive, the details and amounts of which are specified in the side agreement signed between the Parties on 7 July 2023.

However, the Parties stress that the current measures do not appear to be exhaustive of the needs identified in the 2022-26 Business Plan and the subsequent agreements of 6, 7 and 11 April 2022. Hopeful of new legislation that will extend the term of application of early termination agreements, they believe that it is important to underline that the number of resources initially earmarked for possible redundancy was 315 through 2026.

It follows that should there be legislative changes that merely prolong the current rules, the expanded range of workers eligible for the scheme will be discussed subject to maintaining the same conditions set out in this agreement. By contrast, should changes to the scheme occur and/or new measures to support redundancies be introduced, the Parties will meet to establish how this agreement can be adapted to the new scenario. If, on the other hand, no legislative changes occur by the deadline for availing of the scheme set out in Section D below, not even a prolonging of the scheme, the Parties will identify different joint solutions that are in any case not traumatic.

Should this scheme and/or the entire apparatus provided for in the agreements of 6, 7 and 11 April 2022 be availed of to a degree that is not consistent with the provisions of the plan and the agreements in place, the Parties shall meet to seek other solutions that will still allow for the sustainability and competitiveness of the business and the achievement of the employment goals envisaged. In order to facilitate that outcome, a high level of joint monitoring will be maintained and monthly meetings will be scheduled to adopt a common stance on developments.

In order to allow INPS to monitor the resources allocated by Law No. 234/2021, based on the calculation guidance provided by the latter to the Ministry of Labor and Social Policy, the amount of expenditure was quantified taking into account:

a.
a number of beneficiaries equal to 84 workers;
b.
a number of months of application of the allowance equal to 36;
c.
a start date for the allowance of 1 December 2023, on foot of consensual termination up to 30 November 2023.

Therefore, the total amount to cover the allowance referred to in Article 41(5-bis) of Legislative Decree No. 148/2015 is estimated at EUR 5,418,278.00, broken down as follows by year:

- 2023: EUR 180,650.00;

- 2024: EUR 2,093,727.00;

- 2025: EUR 1,706,107.00;

- 2026: EUR 1,437,794.00.

D. REDUCTION OF WORKING HOURS IN ACCORDANCE WITH ARTICLE 41(7) OF LEGISLATIVE DECREE NO. 148/2015

With reference to the workforce, the reduction in working hours applying the measures referred to in Article 41(7) of Legislative Decree 148/2015 will affect a maximum number of 1,897 workers.

The envisaged reduction in working hours, instrumental to the general purposes of the Reindustrialization Plan and this current expansion contract, will start on 1 January 2024 (the authorized short-time working schemes will operate until that date) and last for total of 18 months, consecutive or otherwise, with an average reduction in working hours of 30%, corresponding to 569 full time equivalents and involving all production unit personnel, as summarized by category in the table set out on page 2 of this agreement.

Within the company average, reductions of up to 100% of working hours may be agreed upon for each worker. Reductions may be on a daily, weekly and monthly basis, also considering the provisions of

Article 18 of the national collective bargaining agreement for employees of companies in the wood sector and Article 131 of the national collective bargaining agreement for employees of companies in the tertiary, distribution and services sector regarding multi-week average hours.

The suspension of working hours to the maximum average extent specified serves to implement the Business Plan and Training and Retraining Project. The selection and rotation criteria will be as follows:

i.
in relation to the technical and organizational measures put in place in execution of the Plan, all personnel in the above table may have their working hours suspended or reduced;
ii.
with reference to the above, a rotation will be carried out that, within the same job descriptions and positions, will be proportional save for specific technical, organizational and production requirements;
iii.
different solutions may also be implemented at plant level and between departments and/or areas having regard to output needs and to maintain manufacturing balance, in order to ensure adequate flexibility and rapid market reaction times and to guarantee essential services.

ln addition, in light also of the aforementioned new skills aimed at ensuring that employees are correctly aligned with new industrial and market logic, the training courses already carried out and the retraining, reskilling or upskilling measures referred to in Section A above, the Parties are engaged in a discussion, within the framework of second-level collective bargaining with a view to defining the skills matrix and performance expected from each position/job description. This will not invalidate the mechanisms for applying the reduction in working hours but may make it necessary to provide for reductions that are not completely homogeneous depending on the progressive acquisition and consolidation of the new skills.

The Company will bring forward short-time working scheme payments to the standard pay dates.

The Parties agree to meet at the request of either of them in order to monitor how rotation is operating.

Natuzzi S.p.A. quantified the costs of covering applications for short-time working scheme payments as EUR 13,537,489.00.

E. GENDER EQUALITY AND POSITIVE ACTION FOR SUSTAINABILITY, INCLUSIVENESS AND WELFARE

All of the actions described above and, in any case, the entire implementation process of the 2022-26 Business Plan is based on the principles of maximum respect for gender equality, sustainability, inclusiveness and welfare. To this end, it should be emphasized that the Parties are currently engaged in an important discussion on second-level collective bargaining, which will not be limited only to the issues of regaining competitiveness and workers' participation in business results and the discussion on new skills and the organization of company work.

Indeed, the Parties, also in the wake of the detailed platform presented by the trade union organizations, have decided to devote special attention to the issues of the environment, health and safety, protection and welfare, dedicating special round tables to those issues. This is part of a well-established though not fully structured approach that has seen Natuzzi for some time engaged in research activities aimed at ensuring corporate sustainability through the use also of recycled raw materials, a strong commitment to wood components sourced from FSC-certified suppliers and the increasing use of sustainable energy, including self-generated (solar power). ln addition, the Parties believe it is important to emphasize that business competitiveness is also based on the Company's ability to mirror society in order to predict and anticipate the needs of present and future consumers.

With this in mind, in a vision of a society that is taking on increasingly multicultural, multiethnic, and multi-gender characteristics, the process of inclusion and integration is a winning formula for business success, and the Parties will progressively encourage positive actions in this regard.

The Parties agree to monitor with periodic follow-up meetings the implementation of this agreement.

With the signing of this agreement under the auspices of the government, the Parties agree to implement an expansion contract under Article 41 of Legislative Decree No. 148/2015, as replaced by Article 26-quater of Law Decree No. 34/2019, converted, with amendments, into Law No. 58/2019 and subsequently amended by Article 1(215) of Law No. 234/2021.

The Ministry of Labor and Social Policy, noting the agreement reached by the Parties under the auspices of the government in relation to an “early termination agreement”, declares that the procedure under Article 24 of Legislative Decree No. 148/2015 has been successfully completed.

Read, confirmed and signed.

MINISTRY OF LABOR AND SOCIAL POLICY
NATUZZI S.P.A. CONFINDUSTRIA	FENEAL UIL FILCA CISL FILLEA CGIL FILCAM CGIL FISACAT CIGL USB LAVORO PRIVATO CONFEDERAZIONE COBAS LAVORO

PRIVATO RSU/RSA